                                                                    EXHIBIT 4(b)

                        ZENITH ELECTRONICS CORPORATION

                       FLOATING RATE SENIOR SECURED NOTE
                             DUE NOVEMBER 1, 2009

                                                              New York, New York
U.S.$126,236,578.33                                             November 9, 1999

          ZENITH ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), for value received, hereby promises to pay to LG ELECTRONICS INC., a
 -------
corporation organized under the laws of the Republic of Korea, or registered assigns, the principal amount of $126,236,578.33 on November 1, 2009 (the "Maturity Date"), with interest (computed on the basis of a 360-day year and the
 -------------
actual days elapsed) on the unpaid balance of such principal amount at the rate of 6.5% plus the Interbank Rate (as defined below) per annum from the date hereof, payable quarterly in arrears on each Interest Payment Date (as defined below), until such unpaid balance shall become due and payable (whether at maturity or at a date fixed for prepayment or by declaration or otherwise), and with interest on any overdue principal (including any overdue prepayment of principal) and (to the extent permitted by applicable law) on any overdue interest, at the rate of 8.5% plus the Interbank Rate (as defined below) per annum, until paid, payable quarterly in arrears on each Interest Payment Date (as defined below) or, at the option of the Holder (as defined below), on demand. Capitalized terms used in this Floating Rate Note shall have the respective meanings assigned thereto in Section 10.1 hereof.

                                   ARTICLE I
                                   PAYMENTS

     1.1       Payments in Dollars. Except as provided in Section 3.1 hereof,
               -------------------
all payments of principal and interest on this Floating Rate Note shall be made in immediately available funds in lawful money of the United States of America.

     1.2       Place of Payment. Payments of principal and interest becoming due
               ----------------
shall be made not later than 1:00 p.m. Chicago time on the relevant day to the account of the Holder (account no. YCD 001) with the Hanvit Bank, Twin Towers Branch Yoido, Seoul, Korea or at such other place and/or to such other account as the Holder may notify the Company.

     1.3       Payments Due on Non-Business Days. Anything in this Floating Rate
               ---------------------------------
Note to the contrary notwithstanding, any payment of principal of or interest on this Floating

Rate Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day.

                                  ARTICLE II
                                     TAXES


     2.1  Payments Free and Clear of Withholding. The Company covenants and
          --------------------------------------
agrees that any and all payments to be made by the Company hereunder shall be made free and clear of and without any deduction or withholding for any present or future taxes, levies, imposts, duties, fees, deductions, charges or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority in the Republic of Korea or any other country (other than the United States of America), or any political subdivision or taxing authority or agency therein or thereof (all such taxes, deductions, withholding or other amounts hereinafter referred to as "Taxes") or any Other
                                                         -----
Taxes (as defined below). If the Company shall be required by law to make any such deduction or withholding from any payment hereunder:

          (a) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional Taxes or Other Taxes (as defined below) payable hereunder) the Holder receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

          (b)  the Company shall make such deductions or withholdings; and

          (c) the Company shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.

     2.2  Other Taxes. In addition, the Company agrees to pay any present or
          -----------
future stamp or documentary taxes or any other excise or property taxes, charges or similar levies imposed, levied or assessed by any taxation authority of any country (including, without limitation, the United States of America) or any political subdivision or taxing authority or agency therein or thereof which arise from any payment made hereunder (hereinafter referred to as "Other
                                                                   -----
Taxes").
-----

     2.3  Tax Indemnity. The Company will indemnify and hold harmless the Holder
          -------------
for the full amount of the Taxes or Other Taxes (including without limitation any Taxes or Other Taxes imposed by any jurisdiction on amounts payable hereunder paid by the Holder); or any liability (including penalties, interest and expenses) or claim arising therefrom or with respect thereto. All payments for indemnification claims shall be made within 30 days from the date the Holder makes written demand therefor.

          2.4  Evidence of Payment of Taxes. Within 30 days after the date of
               ----------------------------
any payment of Taxes the Company will furnish to the Holder the original or a certified copy of a receipt evidencing payment thereof.

          2.5  U.S. Tax Payments. The Company covenants and agrees as follows:
               -----------------

               (a) if the Company shall be required by law to make any deduction or withholding for any present or future taxes (other than Other Taxes), levies, imposts, duties, fees, deductions, charges or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority in the United States of America, or any political subdivision or taxing authority or agency therein or thereof (all such taxes, deductions, withholdings or other amounts hereinafter referred to as "U.S.
                                                                      ----
Taxes") from any payment under this Floating Rate Note, the Company shall make
-----
the deductions and withholdings described above in this clause (a) and shall pay the full amount deducted or withheld to the relevant taxation authority or other authority of the United States of America on time and in accordance with applicable law; and

               (b) within thirty (30) days after the date of any payment of U.S. Taxes, the Borrower shall furnish to the Holder the original or a certified copy of a document evidencing payment thereof if a form acceptable to the relevant taxation authority in the Republic of Korea.

          2.6  Notification of Entitlement. If the Holder is entitled to receive
               ---------------------------
payments under this Floating Rate Note exempt from any United States withholding taxes or subject to such withholding taxes at a reduced rate, the Holder shall notify the Company of such event and the Holder shall deliver to the Company two duly completed copies of the applicable United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that the Holder is entitled to receive payments under this Floating Rate Note exempt from any United States withholding taxes or subject to such withholding taxes at a reduced rate.

                                  ARTICLE III
                         DEFERRED PAYMENT OF INTEREST

          3.1  Deferred Payment of Interest. If, on the relevant Interest
               ----------------------------
Payment Date, the Interest Charge Coverage Ratio is equal to or less than 1.5 to 1, interest on this Floating Rate Note due on such Interest Payment Date shall not be paid in cash. The amount of such interest payment shall be deferred to the Maturity Date and shall accrue interest thereon which shall be payable on the Interest Payment Dates. The Holder may enter the amount of such deferred interest on the table attached to the Floating Rate Note.

                                  ARTICLE IV
                              PREPAYMENT OF NOTES

          4.1  Optional Prepayments. The Company may, at its option, upon notice
               --------------------
as provided below, prepay at any time all, or from time to time any part of, the Floating Rate Notes, at 100% of the principal amount so prepaid. The Company will give the Holder written notice of each optional prepayment under this
Section 4.1 not less than 5 days and not more than 30 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Floating Rate Notes to be prepaid, the principal amount of the Floating Rate Note held by Holder to be prepaid, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

          4.2  Mandatory Prepayment. (a) Asset Disposition. If the Company
               --------------------      -----------------
sells, disposes or otherwise transfers any or all of the Specified Assets, then within two Business Days of the receipt of the proceeds of such asset disposition, the Company shall prepay principal of the Floating Rate Notes in an amount equal to the net proceeds of such asset disposition, together with interest accrued thereon. Promptly upon entering into a definitive agreement to dispose of any or all of the Specified Assets, the Company will give the Holder written notice of (i) the Specified Assets to be sold, (ii) the anticipated
                   -                                    --
amount of the proceeds of such disposition and (iii) the date or anticipated
                                                ---
date, as the case may be, of such disposition. Upon the date of such asset disposition, the Company will give the Holder notice of (i) the Specified Assets
                                                         -
sold, (ii) the amount of the proceeds of such asset disposition, (iii) the date
       --                                                         ---
of such asset disposition, (iv) the aggregate principal amount of the Floating
                            --
Rate Notes to be prepaid, (v) the principal amount of this Floating Rate Note to
                           -
be prepaid, together with interest thereon and (vi) the date of such prepayment.
                                                --

               (b)  Excess Cash. To the extent permitted pursuant to the Credit
                    -----------
Agreement (without giving effect to changes in such Credit Agreement not consented to in writing by the Holder), on the earlier of the date which is ten days after (i) the date on which the Company's annual audited financial
            -
statements for the immediately preceding fiscal year of the Company are delivered pursuant to Section 6.1 hereof or (ii) the date on which such annual
                                             --
audited financial statements were required to be delivered pursuant to Section
6.1 hereof, the Company shall prepay principal of the Floating Rate Notes in an amount equal to 100%, of aggregate Excess Cash Flow of the Company and its Subsidiaries for the immediately preceding fiscal year of the Company, together with interest thereto to the date of payment. Each such prepayment shall be accompanied by a certificate signed by the Company's chief financial officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated.

          4.3  Allocation of Partial Prepayments. In the case of each partial
               ---------------------------------
prepayment of the Floating Rate Notes, the principal amount of the Floating Rate Notes to be prepaid shall be allocated among all of the Floating Rate Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

          4.4  Maturity; Surrender, etc. In the case of each prepayment of this
               ------------------------
Floating Rate Note, the principal amount of this Floating Rate Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. This Floating Rate Note when paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Floating Rate Note shall be issued in lieu of any prepaid principal amount of any Floating Rate Note.

                                   ARTICLE V
                            GUARANTEE AND SECURITY

          5.1  Subsidiary Guarantee. On the date hereof, each Material
               --------------------
Subsidiary shall execute and deliver the Guarantee. Any domestic Material Subsidiary acquired or formed after the date hereof, and any domestic Subsidiary that becomes a Material Subsidiary shall become a party to the Guarantee by executing a Supplemental Agreement in the form attached to the Guarantee.

          5.2  Security Agreement. On the date hereof, the Company shall execute
               ------------------
and deliver to the Holder the Security Agreement.

                                  ARTICLE VI
                       BUSINESS AND FINANCIAL COVENANTS

          6.1  Covenants Under $60M Credit Agreement. The Company covenants that
               -------------------------------------
it shall comply with all covenants set forth in the $60M Credit Agreement as in effect on the date hereof (without giving effect hereafter to changes in the such $60M Credit Agreement not consented to in writing by the Required Holders for the purposes of this

Floating Rate Note) and the Company covenants with the Holder that such covenants and, to the extent that they apply to such covenants, the definitions and other definitional provisions set forth in such $60M Credit Agreement, together with all other sections of such $60M Credit Agreement to which reference is made, are incorporated in this Floating Rate Note by reference as though specifically set forth herein, and they shall remain in full force and effect with respect to this Floating Rate Note and the obligation of the Company to comply with the same shall continue notwithstanding the termination of such $60M Credit Agreement. Without limiting the generality of the foregoing, the Company shall deliver to the Holder all the notices, reports, certificates and other documents required to be delivered to the agent under such $60M Credit Agreement all on the terms set forth in such $60M Credit Agreement.

          6.2  Limitations on Dispositions of Specified Assets. Without the
               -----------------------------------------------
prior written consent of the Required Holders, the Company will not sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Specified Assets, or attempt, offer or contract to do so.

                                  ARTICLE VII
                        REPRESENTATIONS AND WARRANTIES

          7.1  Due Incorporation. The Company is a corporation duly organized,
               -----------------
validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. The Company has the corporate power and authority to own or hold under lease the properties it pur-ports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Floating Rate Note and to perform the provisions hereof.

          7.2  Enforceability, etc. This Floating Rate Note has been duly
               -------------------
authorized by all necessary corporate action on the part of the Company, and this Floating Rate Note constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency,
                                       -
reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of
                                 --
whether such enforceability is considered in a proceeding in equity or at law).

          7.3  Compliance with Laws, Other Instruments, etc. The execution,
               --------------------------------------------
delivery and performance by the Company of this Floating Rate Note will not (i)
                                                                             -
contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Material Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, material lease, corporate charter or by-laws, or any other material agreement or instrument to which the Company or any Material Subsidiary is bound or by which the Company or any Material Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or
                                                       --
result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Material Subsidiary or (iii) violate any
                                                         ---
provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Material Subsidiary.

          7.4  Governmental Authorizations, etc. No consent, approval or
               --------------------------------
authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Floating Rate Note.

          7.5  Private Offering by the Company. Neither the Company nor anyone
               -------------------------------
acting on its behalf has offered the Floating Rate Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holder, who has been offered the Floating Rate Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of this Floating Rate Notes to the registration requirements of Section 5 of the Securities Act of 1933, as amended.

                                 ARTICLE VIII
                               EVENTS OF DEFAULT

          8.1  Events of Default; Acceleration. An "Event of Default" shall
               -------------------------------      ----------------
exist if any of the following conditions or events shall occur and be continuing:

               (a) the Company defaults in the payment of any principal of the Floating Rate Notes when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

               (b) the Company defaults in the payment of any interest payable in cash on the Floating Rate Notes for more than 5 Business Days after the same becomes due and payable; or

               (c) the Company defaults in the performance of or compliance with any term contained in the Floating Rate Notes (other than those referred to in paragraphs (a) and (b) above) and such default shall not have been remedied within 30 days after written notice thereof shall have been received by the Company from any holder of a Floating Rate Note; or

               (d) any representation or warranty made in writing by or on behalf of the Company or by an officer of the Company in the Floating Rate Notes or in any writing furnished in connection with the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made; or

               (e) (i) The agent or the required lenders shall accelerate
                    -
          repayment of any obligation under the Credit Agreement or commence any action or proceeding to collect any amount due thereunder or exercise or enforce any right or remedy against any collateral securing the Credit Agreement or the Credit Agreement shall otherwise be terminated; (ii) there shall occur any default (after the expiration
                       --
          of any applicable cure period) under any indenture, agreement or instrument evidencing Indebtedness (other than the Credit Agreement or the Floating Rate Notes) of the Company or any of the Company's Subsidiaries in an aggregate principal amount exceeding $5,000,000; or

               (f) the Company or any Material Subsidiary (i) is generally not
                                                           -
          paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the
                       --
          filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an
                                                                ---
          assignment for the benefit of its creditors, (iv) consents to the
                                                        --
          appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be
                                 -
          liquidated, or (vi) takes corporate action for the purpose of any of
                          --
          the foregoing; or

               (g) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or

               (h) a final judgment (other than a money judgment fully covered by insurance as to which the insurance company has acknowledged coverage) shall be entered after the date hereof by any court against any of the Company or any of the Company's Subsidiaries for the payment of money which exceeds $1,000,000, or a warrant of attachment or execution or similar process shall be issued or levied after the date hereof against property of any of the Company or any of the Company's Subsidiaries pursuant to a final judgment which, together with all other such property of the Company and the Company's Subsidiaries subject to other such process, exceeds in value $1,000,000 in the aggregate, and if, within sixty (60) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged; or

               (i) the Security Agreement shall cease to be effective to grant a lien on the Specified Assets to the holders of the Floating Rate Notes or the Security Agreement or Guarantee is invalid or otherwise ceases to be in full force and effect; or

               (j) at any time after 30 days after November 9, 1999, the Lien of the Security Agreement shall cease to be perfected to the fullest extent that such perfection can be achieved under applicable law; or

               (k) the Company or any Material Subsidiary defaults in the performance of or compliance with any term contained in the Security Agreement or the Guarantee (other than that referred to in paragraph
          (j)) and such default shall not have been remedied within 30 days after written notice thereof shall have been received by the Company from any holder of a Floating Rate Note.

                                  ARTICLE IX
                                   REMEDIES

          9.1  Acceleration. (a) If an Event of Default with respect to the
               ------------
Company described in paragraph (f) or (g) of Section 8.1 (other than an Event of Default described in clause (i) of paragraph (f) or described in clause (vi) of paragraph (f) by virtue of the fact that such clause encompasses clause (i) of paragraph (f)) has occurred, all the Floating Rate Notes then outstanding shall automatically become immediately due and payable.

               (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 25% in principal amount of the Floating Rate Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Floating Rate Notes then outstanding to be immediately due and payable.

               Upon any Floating Rate Notes becoming due and payable under this
Section 9.1, whether automatically or by declaration, such Floating Rate Notes will forthwith mature and the entire unpaid principal amount of such Floating Rate Notes, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

          9.2  Remedies on Default, etc. In case any one or more Events of
               ------------------------
Default shall occur and be continuing, the Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Floating Rate Note, the Guarantee or the Security Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or by law or otherwise. In case of a default in the payment of any principal or interest on this Floating Rate Note, the Company will pay to the Holder such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of the Holder of this Floating Rate Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Holder's rights, powers or remedies. No right, power or remedy conferred by this Floating Rate Note upon any Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

          9.3  Rescission. At any time after any Floating Rate Notes have been
               ----------
declared due and payable pursuant to clause (a), (b), (c), (d), (e), (h), (i),
(j) or (k) of Section 8.1, the holders of not less than 50% in principal amount of the Floating Rate Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Floating Rate Notes and all principal of any Floating Rate Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, and (to the extent permitted by applicable law) any overdue interest in respect of the Floating Rate Notes, at the applicable rate, (b) all Events of Default and Potential Events of Default, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to
Section 12.3, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the other Floating Rate Notes. No rescission and annulment under this Section 9.3 will extend to or affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.

                                   ARTICLE X
                                  DEFINITIONS

          10.1 Definitions. As used herein the following terms have the
               -----------
following respective meanings:

               Business Day: any day except a Saturday, a Sunday or other day on
               ------------
which commercial banks in Chicago or Seoul, Korea are required or authorized by law to be closed.

               Capital Expenditures: means, for any period, on a consolidated
               --------------------
basis for the Company and the Company's Subsidiaries, the aggregate of all expenditures made by the Company or any of the Company's Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of the Company or any of the Company's Subsidiaries, including Capitalized Lease Obligations.

               Capitalized Lease Obligation: means that portion of any
               ----------------------------
obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

               Cash Interest Expense: for any period, the amount of interest
               ---------------------
expense of the Company and its consolidated Subsidiaries paid in cash during such period.

               Credit Agreement: the Credit Agreement, dated as of November 9,
               ----------------
1999, by and among Citicorp North America, Inc., as Agent, the other lenders parties thereto,

Citibank, N.A., as issuing bank, and the Company, as amended, modified or supplemented from time to time.

               EBITDA: means, for any period, the sum of:
               ------

               (i) the net income (or net loss) of the Company and its consolidated Subsidiaries (determined in accordance with GAAP) for such period, without giving effect to any GAAP extraordinary gains or losses and without deduction for Restructuring and Reorganization Charges (as such term is defined in the Restructuring Agreement); plus (or minus)

               (ii) to the extent that any of the items referred to in any of clauses (A) though (D) below were deducted (or added) in calculating such net income:

                     (A) interest expense for such period;

                     (B) federal, state or local income tax expense with respect to operations for such period;

                     (C) the amount of all depreciation and amortization and
               other non-cash charges for such period; and

                     (D) non-cash gains or losses from the sale or disposal of
               property (other than inventory).

               Event of Default: has the meaning set forth in Section 8.1.
               ----------------

               Excess Cash Flow: means with respect to any fiscal year of the
               ----------------
Company, an amount equal to the sum of:

               (i)   the Company's consolidated EBITDA, plus
                                                        ----

               (ii) all other cash inflows not otherwise included in net income (as determined in accordance with GAAP) (other than revolving credit advances pursuant to the Credit Agreement or the $60M Credit Agreement and equity contributions to the capital of the Subsidiaries) plus
                                                                       ----

               (iii) extraordinary cash gains of the Company and its consolidated Subsidiaries, minus
                                     -----

               (iii) cash payments for Capital Expenditures in such period not funded by the incurrence of Indebtedness or through equity contributions to the capital of the Company and cash payments made by the Company and its consolidated Subsidiaries during such period with respect to any Capitalized Lease Obligations, minus
                                                        -----

               (iv) income tax liabilities for such fiscal year of the Company and its consolidated Subsidiaries, minus
                                             -----

               (v) cash interest paid and principal paid on Indebtedness of the Company and its consolidated Subsidiaries (including repayments of principal on the revolving credit facility under the Credit Agreement and the $60M Credit Agreement only to the extent of any permanent reduction of commitments thereunder), but excluding payments of principal and interest of Indebtedness funded through equity contributions to the capital of the Company, minus
                                                       -----

               (vii) extraordinary cash losses of the Company and its consolidated Subsidiaries,

all for the respective fiscal year. The amount of Excess Cash Flow so determined shall be adjusted as necessary to avoid a double addition or double subtraction on account of a single item or transaction.

          Floating Rate Note(s): means the Floating Rate Senior Secured Notes
          ---------------------
due November 1, 2009 issued by the Company in the aggregate principal amount of U.S.$165,717,674.73, and all notes issued in substitution therefore.

          GAAP: generally accepted accounting principles in the United States of
          ----
America as in effect from time to time.

          Governmental Authority: any nation or government, any state or other
          ----------------------
political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          Guarantee: the Guarantee entered into by each Material Subsidiary
          ---------
pursuant to which such Subsidiary guarantees the outstanding principal of and interest on the Floating Rate Notes and the other obligations of the Company under the Floating Rate Notes, the Security Agreement and any other security agreement delivered pursuant to Section 11.2 of any Floating Rate Note.

          Guaranty or guaranteed, as applied to an obligation (each a "primary
          --------    ----------
obligation"), shall mean and include:

          (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation; and

          (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, (i) any reimbursement obligations as to amounts drawn down by
                 -
     beneficiaries of outstanding letters of credit, and (ii) any obligation of
                                                          --
     any Person, whether or not contingent:

                    (w) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor;

                    (x) to advance or supply funds (1) for the purchase or
                                                    -
          payment of such primary obligation or (2) to maintain working capital,
                                                 -
          equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person;

                    (y) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof; or

                    (z) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.

          Holder: means LG Electronics Inc. or, if this Floating Rate Note is
          ------
transferred, the Person in whose name this Floating Rate Note is at the time registered on the register kept by the Company as provided in Section 11.1.

          Indebtedness: as applied to any Person:
          ------------

          (a)  any obligation for borrowed money;

          (b) any obligation evidenced by bonds, debentures, notes or other similar instruments;

          (c) any obligation to pay the deferred purchase price of property or for services (other than in the ordinary course of business);

          (d)  any Capitalized Lease Obligation;

          (e) any obligation or liability of others secured by a Lien on property owned by such Person, whether or not such obligation or liability is assumed;

          (f) any obligation under any Interest Hedge Agreement or Foreign Exchange Agreement (as such terms are defined in the $60M Credit Agreement);

          (g) any Guaranty (except items of shareholders' equity or capital stock or surplus or general contingency or deferred tax reserves); and

          (h)  any letter of credit issued for the account of such Person.

          Interbank Rate:
          --------------

               (i) for interest accruing on or before February 1, 2000, the interest rate which is determined by the Holder in its sole discretion to be the arithmetic mean of the rates per annum (rounded upwards, if necessary, to the nearest 1/16%) quoted on the Screen 3750 (or such other screen as may display London interbank offered rates of major banks for U.S. dollar deposits) on the Telerate System (or if such quote is unavailable on the relevant date, the rate quoted by a reference bank in London selected by the Holder) for a three month period at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the date hereof; and

               (ii) for interest accruing on or after February 2, 2000, the interest rate which is determined on the first Business Day of each three month period from February 2, 2000 (each such consecutive period a "Quarter") by the Holder in its sole discretion to be the arithmetic
             -------
          mean of the rates per annum (rounded upwards, if necessary, to the nearest 1/16%) quoted on the Screen 3750 at approximately 11:00 a.m. (London time) on such Business Day (or such other screen as may display London interbank offered rates of major banks for U.S. dollar deposits) on the Telerate System (or if such quote is unavailable on the relevant date, the rate quoted by a reference bank in London selected by the Lender) for a three month period, such rate calculated as of the first Business Day of each Quarter to be in effect for purposes of interest accrual from the first calendar day of such Quarter through the last calendar day of such Quarter.

          Interest Charge Coverage Ratio: with respect to any Interest Payment
          ------------------------------
Date, the ratio of EBITDA to Cash Interest Expense for the immediately preceding four fiscal quarter period.

          Interest Payment Date: each February 1, May 1, August 1 and November 1
          ---------------------
occurring after November 1, 1999.

          Lien: as to any Person, any mortgage, lien, pledge, adverse claim,
          ----
charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset owned or held by such Person, or the signing or filing of a financing statement which names such Person as debtor, or the signing of any security agreement authorizing any other party as the secured party thereunder to file any financing statement.

     Material Subsidiaries: means each of:
     ---------------------

          (i) Zenith Electronics Corporation of Texas, a Texas corporation;

          (ii) Zenith Video Tech Corporation-Florida, a Delaware corporation;

          (iii)     Zenith Video Tech Corporation, a Delaware corporation; and

          (iv) any other domestic Subsidiary of the Company, now or hereafter created, which owns assets (including stock but excluding intercompany receivables) having an aggregate book value in excess of $750,000, provided, however, Zenith
                                                 --------  -------
                    Electronics Corporation of Arizona shall not be deemed to be a "Material Subsidiary" unless it owns assets (including stock but excluding intercompany receivables) having an aggregate book value in excess of $1,500,000.

          Person:   a corporation, an association, a partnership, an
          ------
organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          Potential Event of Default: any condition or event which, with notice
          --------------------------
or lapse of time or both, would become an Event of Default.

          Required Holders: holders of at least 66-2/3% of the outstanding
          ----------------
principal amount of the Floating Rate Notes.

          Restructuring Agreement: means the Amended and Restated Restructuring
          -----------------------
Agreement, dated as of June 14, 1999, between the Borrower and LGE, as amended by the First Amendment to the Amended and Restated Restructuring Agreement, dated as of September 15, 1999.

          Security Agreement: the Security Agreement, dated as of November 9,
          ------------------
1999, between the Company and LG Electronics Inc., as amended, modified or supplemented from time to time, delivered in connection with the Floating Rate Notes.

          $60M Credit Agreement: means the $60,000,000 Credit Agreement, dated
          ---------------------
as of November 9, 1999, between the Company and LGE, as amended, modified or supplemented from time to time.

          Specified Assets: the assets specified as collateral under the
          ----------------
Security Agreement.

          Subsidiary: shall mean, as applied to any Person, (a) any corporation
          ----------                                         -
of which fifty percent (50%) or more of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which fifty percent (50%) or more of the outstanding partnership interests is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and
(b) any other entity which is controlled or capable of being controlled by such
 -
Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. References herein to Subsidiary, shall be a reference to a Subsidiary of the Company unless the context requires otherwise.

                                  ARTICLE XI
                           REGISTRATION AND TRANSFER

     11.1 Note Register; Ownership of Floating Rate Notes. The Company will keep
          -----------------------------------------------
at its principal office a register in which the Company will provide for the registration of the Floating Rate Notes and the registration of transfers of the Floating Rate Notes. The Company may treat the Person in whose name this Floating Rate Note is registered on such register as the owner thereof for all purposes, whether or not this Floating Rate Note shall be overdue and the Company shall not be affected by any notice to the contrary.

     This Floating Rate Note is a registered Floating Rate Note and is transferable only upon surrender of this Floating Rate Note for registration or transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the Holder hereof or his attorney duly authorized in writing.

     11.2 Transfer and Exchange of Floating Rate Notes. Upon surrender of this
          --------------------------------------------
Floating Rate Note for registration of transfer or for exchange to the Company at its principal office, the Company at its expense will execute and deliver in exchange therefor a new Floating Rate Note or Floating Rate Notes, each in the form of this Floating Rate Note, as requested by the Holder or transferee, in an aggregate principal amount equal to the unpaid principal amount of such surrendered Floating Rate Note, dated so that there will be no loss of interest on such surrendered Floating Rate Note and otherwise of like tenor. Upon any transfer of this Floating Rate Note, the Company shall execute and deliver to such new Holder a security agreement substantially in the form of the Security Agreement.

                                  ARTICLE XII
                                 MISCELLANEOUS

     12.1 Expenses. The Company will pay all costs and expenses (including
          --------
reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by the Holder in connection with this Floating Rate Note and transactions in connection herewith and in connection with any amendments, waivers or consents under or in respect of this Floating Rate Note and the related agreements (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses
                                                    -
incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Floating Rate Note or the related agreements or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Floating Rate Note or the related agreements, or by reason of being a holder of this Floating Rate Note, and (b)
                                                                            -
the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Material Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the related agreements. The Company will pay, and will save the Holder harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by the Holder).

     12.2 Waiver of Presentment. The Company, for itself and on behalf of any
          ---------------------
guarantor or endorser, irrevocably waives presentment, protest, demand and notice of any kind (except as specifically required hereunder) in connection with this Floating Rate Note.

     12.3 Amendments and Waivers. The Floating Rate Notes may be amended, and
          ----------------------
the observance of any term of the Floating Rate Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that no such amendment or waiver may, without the written consent of the holder of each Floating Rate Note at the time outstanding affected thereby, (a) subject to the provisions of Section 9
                               -
relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest the Floating Rate Notes or change the currency in which the Floating Rate Notes are payable, (b) change the
                                                            -
percentage of the principal amount of the Floating Rate Notes the holders of which are required to consent to any such amendment or waiver, or (c) amend any
                                                                   -
of Articles 1, 3, 4 or 9 or Section 8.1(a) and (b) or 12.3.

     12.4 Notices. All notices and other communications made in connection with
          -------
this Agreement shall be in writing and shall be deemed to have been duly given if (a) mailed by first-class, registered or certified mail, return receipt
    -
requested, postage pre-paid, (b) transmitted by hand delivery, (c) sent by next-
                              -                                 -
day or overnight mail or delivery, (d) transmitted by facsimile or (e) sent by
                                    -                               -
telecopy or telegram, addressed as follows:

          (I)  if to the Holder:

               LG Electronics Inc.
               LG Twin Towers
               20, Yoido-dong
               Youngdungpo-gu
               Seoul, Korea 150-721
               Telecopy: 011-82-2-3777-5303
               Telephone: 011-82-2-3777-3073
               Attention: Finance Team

               and to:

               LG Electronics Inc.
               6133 North River Road
               Rosemont, IL 60018
               Telecopy: 847-692-3576
               Telephone: 847-692-4630
               Attention: Nam K. Woo
               with copies to:

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York 10022
               Telecopy: (212) 909-6836
               Telephone: (212) 909-6586
               Attention: Steven R. Gross, Esq.

          (ii) if to the Company:

               Zenith Electronics Corporation
               1000 Milwaukee Avenue
               Glenview, IL 60025-2493
               Telecopy: (847) 391-8584
               Telephone: (847) 391-8064
               Attention: Richard F. Vitkus, General Counsel

               with a copy to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, IL 60601
               Telecopy: (312) 861-2200
               Telephone: (312) 861-2200
               Attention: James H.M. Sprayregen

or, in each case, at such other address as may be specified in writing to the other party hereto.

     12.5 Governing Law. This Floating Rate Note is made and delivered in New
          -------------
York, New York, and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

          IN WITNESS WHEREOF, the Company has executed this Floating Rate Note on the date stated above.


                                   ZENITH ELECTRONICS CORPORATION

                                   By _________________________
                                      Name:
                                      Title:

                            Deferred Interest Table
                            -----------------------

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                                       22